Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June [  ], 2006 (the “Effective Date”), is executed by and among NCS I, LLC, a Delaware limited liability company (“NCS”), and AMRESCO SBA Holdings, Inc., a Delaware corporation (“ASBA”), (NCS and ASBA are referred to herein collectively as “Sellers”), American Business Lending, Inc., a Texas corporation (the “Purchaser”), FirstCity Business Lending Corporation, a Texas corporation (“FirstCity BLC”), and FirstCity Financial Corporation, a Delaware corporation (“FirstCity”).

RECITALS

A.            Sellers desire to sell the unguaranteed portion of certain business loans, portions of which are guaranteed by the U.S. Small Business Administration (the “SBA”), certain loan servicing rights and obligations including certain fees to be earned on the portion of such loans that are guaranteed by the SBA and a franchise (“SBLC License”) granted by the SBA to originate and service loans as a small business lending company (“SBLC”); and

B.            Purchaser desires to acquire from Sellers the unguaranteed portions of such loans, such loan servicing rights and fees, and to acquire from Sellers the SBLC License.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1

ASSIGNMENTS AND TRANSFERS OF ASSETS

Section 1.1             Loan Assets. Subject to the terms and conditions set forth herein, on the Closing Date, Sellers shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Sellers, a portfolio of the unguaranteed portions of the existing 7(a) SBA Loans identified on Schedule 1.1(a) (the “Transferred Loans”) and certain Certificates of Interest with respect to the unguaranteed portion of certain loans guaranteed and serviced by the SBA and identified on Schedule 1.1(b) (the “Loan Certificates”), in each case, to the extent outstanding on the Closing Date. The Transferred Loans, the loan documents pertaining thereto as identified on Schedule 2.8 and the Loan Certificates are collectively referred to herein as the “Loan Assets.”

Section 1.2             SBLC License and Loan Servicing Rights. Subject to the terms and conditions set forth herein, Sellers shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from Sellers, (a) the SBLC License, and (b) the contract rights, duties and obligations (the “Loan Servicing Rights”) of ASBA as Servicer (and only ASBA’s rights as Servicer and not ASBA’s rights as “Seller”, a “Certificate Holder” or “Spread Account Depositer”) under the Pooling and Servicing Agreements identified on Schedule 1.2(b) (the “Pooling and Servicing Agreements”), including, subject to the Subservicer Agreement (as hereinafter defined), the right

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to receive all Servicing Fees with respect to the loans serviced under the Pooling and Servicing Agreements after the Closing Date (the “Securitized Loans”). Notwithstanding the foregoing, Sellers hereby retain and reserve from such assignment all rights of Servicer under Section 11.01 of the Pooling and Servicing Agreements, including the right to terminate each Pooling and Servicing Agreement and to purchase interests in the SBA Loans and Foreclosed Properties in connection with such termination. Any exercise of such right to purchase shall be for the sole and exclusive benefit of one or more of the Sellers and Sellers shall have no obligation to Purchaser with respect to any such termination or purchase; provided that upon the exercise of such right to purchase, Sellers shall cause the SBA Loans and Foreclosed Properties acquired in connection with such purchase to continue to be serviced by BLX pursuant to the Subservicer Agreement or, with the prior written consent of the SBA, by another loan servicer qualified to service loans guaranteed by the SBA. In addition, Purchaser agrees that it shall not exercise any right of Servicer under Section 11.01 of the Pooling and Servicing Agreements and Purchaser shall cooperate fully with Sellers with respect to any exercise of the rights of Servicer under Section 11.01 of the Pooling and Servicing Agreements.

Section 1.3             Delivery of the Transferred Assets. The SBLC License, the Loan Servicing Rights and the Loan Assets are referred to herein as the “Transferred Assets.”  Subject to the terms and conditions set forth herein, on the Closing Date, Sellers shall execute and deliver to Purchaser, at no additional cost to Purchaser, the following instruments of transfer and assignment of the Transferred Assets (collectively, the “Transfer and Assignment Documents”), each of which shall be in form and substance satisfactory to Purchaser:  (a) an Assignment of SBLC License (the “License Assignment”); (b) an Assignment Agreement and Transfer of Loan Servicing Rights (the “Loan Servicing Assignment”), (c) an assignment of ASBA’s rights, duties and obligations under the Lenders Service Provider Agreement, dated as of October 30, 2002 between Business Loan Center, Inc. (“BLX”), ASBA, for itself and as successor in interest by merger to AMRESCO Independence Funding, Inc. (the “Subservicer Agreement”), (d) an Assignment of Loan Assets (the “Loan Assets Assignment”) and (e) a bill of sale, power(s) of attorney, note allonges or other such additional documents as may be required to legally transfer and assign the Loan Assets. Sellers will also deliver to Purchaser any physical document representing the SBLC License.

Section 1.4             Purchase Price for Transferred Assets. Subject to the terms and conditions set forth therein, on the Closing Date, as the purchase price (the “Purchase Price”) for the Transferred Assets, Purchaser shall (a) pay $240,000 in cash to Sellers by wire transfer of immediately available funds, (b) issue to ASBA a Secured Note in the form attached hereto has Exhibit 1.4 (the “Secured Note”) in an initial principal amount equal to the Stated Amount, which Secured Note will be secured by the Transferred Assets (other than the SBLC License) pursuant to the terms of the Security Agreement and (c) execute and deliver to Sellers the Security Agreement (as defined below). Payment of the cash portion of the Purchase Price shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers.

Section 1.5             Changes in Loan Assets. Purchaser acknowledges that after the date hereof, and prior to the Closing Date, the aggregate value of the Loan Assets may change as a result of, among other things, payments received on the Loan Assets and that, subject to SBA

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approval, Seller may sell or make other dispositions of some or all of the Loan Assets identified therein, to one or more Persons other than Purchaser. Purchaser acknowledges that after the Effective Date and after the Closing Date, BLX shall continue to service the Transferred Loans and initially collect certain fees pursuant to the Subservicer Agreement and shall continue to receive, accept and process payments on the Loan Assets in accordance with the Subservicing Agreement. At any time after the Closing Date, the Purchaser shall, at Seller’s request and subject to SBA approval, sell any Loan Asset specified by Seller on such terms and conditions and to such Persons as Seller may specify from time to time and at any time; provided that Purchaser is indemnified by Seller pursuant to an indemnity substantially identical the indemnity set forth in Section 6.2.

Section 1.6             No Assumption of Liabilities. Purchaser is purchasing only the Transferred Assets from Sellers and the Transferred Assets are to be conveyed to Purchaser free and clear of all Liens. Purchaser assumes (i) the obligation to service the Serviced Assets after the Closing Date subject to and in accordance with the requirements of the Subservicer Agreement and SBA Rules and Regulations, as applicable and (ii) any other obligation expressly assumed by Purchaser in any Closing Agreement to which it is a party.

Section 1.7             Security Agreement. To secure the obligations of Purchaser to ASBA under the Secured Note, on the Closing Date, Purchaser shall execute and deliver to ASBA a Security Agreement in the form attached hereto as Exhibit 1.7(a) (the “Security Agreement”) and execute and deliver and otherwise perform all other actions required to be done on the Closing Date pursuant to the Security Agreement.

Section 1.8             Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas  75201, or such other place as Sellers and Purchaser may mutually agree, at 9:00 AM, Dallas, Texas time, on or before September 30, 2006, or on an earlier date by mutual agreement of Purchaser and Sellers, but, in any event, not later than ten Business Days after the satisfaction of each of the conditions set forth in Article 5 (the “Closing Date”).

Article 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

To induce Purchaser to enter into and perform this Agreement, Sellers jointly and severally represent and warrant to Purchaser as follows on the date hereof and on the Closing Date.

Section 2.1             Organization and Qualification of Sellers. Each Seller is a corporation (or limited liability company, as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

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Section 2.2             Authority. Each Seller has the corporate (or limited liability company, as applicable) power and authority to own its assets including, as applicable, the SBLC License, the Loan Servicing Rights and the Loan Assets, and to conduct its business as currently conducted. Each Seller has the requisite corporate (or limited liability company, as applicable) power and authority to execute, deliver and perform its respective obligations under this Agreement and the Closing Agreements to which it is a party. The execution and delivery by each Seller, and performance by each Seller of its respective obligations under, this Agreement and the Closing Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or limited liability company, as applicable) action on the part of such Seller and its respective stockholders, boards, managers or members, as applicable.

Section 2.3             No Consents and Approvals. Except as set forth on Schedule 2.3 (collectively, the “Required Consents”), the execution and delivery of this Agreement by Sellers does not, and (assuming satisfaction of the conditions set forth in Article 5) the performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby will not:  (i) violate any provision of the certificate of incorporation or bylaws (or any comparable organization document) of Sellers; (ii) conflict with or violate any Law, judicial or administrative order, writ, award, judgment, injunction or decree to which any Seller is subject; (iii) require Sellers to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Authority; (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or right to require repurchase, pursuant to, any material contract to which any Seller is a party or by which any of its properties is bound or affected; or (v) result in the creation of any Lien on any of the Transferred Assets (other than the Lien contemplated by the Security Agreement), except, in the case of clauses (ii), (iii), and (iv) for such conflicts, violations, filings, permits, consents, licenses, approvals, notices, breaches or conflicts that would not (a) have a Material Adverse Effect or impair the validity or enforceability of this Agreement, any Closing Agreement or any Transferred Asset or (b) prohibit any Seller from consummating the transactions contemplated by this Agreement or the Closing Agreements to which it is a party or performing its obligations hereunder or thereunder.

Section 2.4             Enforceability. Each of this Agreement and the Closing Agreements to which any one or more of Sellers is a party have been and will be duly executed and delivered by such Parties, and (assuming due authorization, execution and delivery by each other party thereto, if applicable) each of this Agreement and the Closing Agreements constitutes and will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with the terms thereof, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors’ rights and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 2.5             Title. Sellers possess and, subject to the satisfaction of the conditions set forth herein, on the Closing Date Sellers shall convey, sell and assign to Purchaser, legal, beneficial and valid title to the Transferred Assets, free and clear of all Liens, restrictions on sale

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or transfer, preemptive rights, options or any other claims by any Person (other than as contemplated by the Security Agreement); provided that the assignment of Servicing Rights shall be subject to the Subservicer Agreement.

Section 2.6             Litigation. There is no Action pending or, to the knowledge of Sellers, threatened, against any Seller or any asset of any Seller before any court, arbitrator or Governmental Authority, that (i) would have a Material Adverse Effect, (ii) questions the legality, validity or enforceability of this Agreement or any Closing Agreement or (iii) may have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement or any of the Closing Agreements. There is no outstanding judgment, order or decree to which any Seller or any asset of any Seller is subject that would have a Material Adverse Effect.

Section 2.7             Financial Statements. Attached as Exhibit 2.7 hereto are (i) the audited financial statements of Sellers as of and for the period ended December 31, 2005 and (ii) the unaudited financial statements of Sellers as of and for the three-month period ended March 31, 2006 (the “Interim Financial Statements”). The Interim Financial Statements present fairly the consolidated financial position, results of operations, and changes in financial position of Sellers as of the respective dates or for the respective periods to which they apply in accordance with GAAP (except for intercompany assets and liabilities, the absence of footnotes and normal year-end adjustments), applied consistently.

Section 2.8             Loans. Schedule 2.8 attached hereto (the “Loan Schedule”) contains a complete and accurate description of, as of the date hereof (i) the Loan Assets, subject to any repayments or approved sales of such Loan Assets after the date hereof, and (ii) the Securitized Loans (the outstanding loans included in the Loan Assets and the Securitized Loans are referred to collectively as the “Loans” and each individually, a “Loan”). Each Loan is an SBA 7(a) Loan originated and serviced by Sellers in accordance with SBA rules and regulations and for which an SBA guarantee is in effect in the percentage and dollar amount set forth on the Loan Schedule. The SBA guarantee on each Loan is valid and enforceable against SBA and, if presented upon a default in the underlying Loan, will be honored by SBA without denial or repair (other than any denial or repair arising after the Closing Date as a result of actions or omissions by the Purchaser). Except as set forth on Schedule 2.8, no Seller has actual knowledge that any Event of Default (or any condition, occurrence or event that, after notice or lapse of time or both, would constitute an Event of Default) has occurred and is continuing. “Event of Default” shall mean the events and circumstances constituting an event of default under the Loan Documents. Sellers have in their possession (through the Subservicer or otherwise) the originals of all documents or instruments constituting the Loan Documents, and the Loan Documents are the only agreements containing the complete terms of the agreement between the Loan Obligors and Sellers regarding the Loans and the Collateral.

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Article 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Sellers to enter into this Agreement, Purchaser represents and warrants to Sellers as follows on the date hereof and on the Closing Date:

Section 3.1             Organization and Qualification of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser is duly licensed or qualified to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2             Authority of Purchaser. Purchaser has the requisite corporate right, power and authority to execute, deliver and perform its obligations under this Agreement and the Closing Agreements to which it is a party. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement, the Closing Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, its board, managers or members, as applicable.

Section 3.3             No Consents and Approvals. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement by Purchaser does not, and (assuming satisfaction of the conditions set forth in Article 5) the performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not:  (i) violate any provision of the organization documents of Purchaser; (ii) conflict with or violate any Law, judicial or administrative order, writ, award, judgment, injunction or decree to which Purchaser is subject; (iii) require Purchaser to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Authority; (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or right to require repurchase, pursuant to, any material contract to which Purchaser is a party or by which any of its properties is bound or affected; or (v) result in the creation of any Lien on any of Purchaser’s assets (other than as contemplated by the Security Agreement), except, in the case of clauses (ii), (iii) and (iv) for such conflicts, violations, filings, permits, consents, licenses, approvals, notices, breaches or conflicts that would not (a) have a Material Adverse Effect or impair the validity or enforceability of this Agreement, any Closing Agreement or any Transferred Asset or (b) prohibit Purchaser from consummating the transactions contemplated by this Agreement or the Closing Agreements to which it is a party or performing its obligations hereunder or thereunder.

Section 3.4             Enforceability. Each of this Agreement and the Closing Agreements to which it is a party have been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each other party thereto, if applicable) each of this Agreement and the Closing Agreements to which it is a party constitutes the legal, valid and

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binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms thereof, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors’ rights and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.5             Litigation. There is no Action pending or, to Purchaser’s knowledge, threatened, against Purchaser, or any property or asset of Purchaser, before any court, arbitrator or Governmental Authority, domestic or foreign, which (i) questions the legality, validity or enforceability of this Agreement or (ii) may have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement or any of the Closing Agreements.

Section 3.6             Financing and SBA Qualification. Purchaser has or will have on the Closing Date sufficient funds to permit Purchaser to consummate the transactions contemplated hereby and to satisfy all of the conditions to qualification as an SBLC imposed by the SBA.

Article 4

COVENANTS OF SELLERS AND PURCHASER

Section 4.1             Pre-Operational Period. FirstCity BLC covenants and agrees that from and after the Effective Date until the Closing Date it will make available to Purchaser advances in the form of working capital loans (“Working Capital Loans”) under a line of credit in an aggregate outstanding amount of not less than $325,000 on terms and conditions satisfactory to Seller. Notwithstanding the foregoing, (i) in the event that Purchaser receives written notice from the SBA of the rejection of its application for approval as an SBA lender or (ii) Purchaser’s application to become an SBA lender has not been approved or rejected by September 30, 2006, and in each case of subclauses (i) and (ii) such rejection or failure to obtain approval is not due directly or indirectly to FirstCity BLC’s or its officers’ failure to meet the conditions set forth in the Code of Federal Regulations, Title 13, Section 120-140 or FirstCity BLC’s failure to cooperate with the SBA or diligently pursue SBA approval, subject to Section 8.1 (Termination of Agreement), Sellers jointly covenant and agree to pay to FirstCity BLC an amount (the “Pre-Operational Period Termination Payment”) equal to fifty percent (50%) of the Purchaser’s actual operating expenses  that are incurred in accordance with the Purchaser Pre-Operational Budget attached hereto as Exhibit 4.1 during the period from the Effective Date and ending on the earlier of the date that Purchaser receives written notice from the SBA of the rejection of its application as an SBA lender, or September 30, 2006. All amounts outstanding under the Working Capital Loans will be repaid on the Closing Date from the proceeds of the equity contributions under Section 4.14 of this Agreement.

Section 4.2             Conduct of Business Pending the Closing. Sellers covenant and agree that, from the Effective Date through the Closing Date each Seller will (a) conduct its business in the ordinary course and consistent with past practices, (b) service the Loans consistent with past practices and procedures and (c) not engage in any practice, take any action, fail to take any action or enter into any contract or transaction which would cause any representation or warranty

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of Sellers to be materially untrue or result in a material breach of any covenant made by Seller in this Agreement.

Section 4.3             Access to Information. During the period from the date hereof to the Closing Date, Sellers shall afford the officers, employees, and authorized representatives of Purchaser full and complete access, at reasonable times during normal business hours, to the officers, employees, agents, books and records of Sellers (to the extent they relate to the Transferred Assets or the Securitized Loans), and shall furnish to Purchaser such financial, operating data, correspondence with or information maintained by Governmental Authorities, and any other information relating to the Transferred Assets and the Securitized Loans (including servicer reports and other information supplied by BLX) as Purchaser may reasonably request. To the extent any such books, records, data, correspondence or information are not in Sellers’ physical possession and control, Sellers shall use commercially reasonable efforts to obtain and provide such information. Sellers will furnish all information concerning Sellers, the Transferred Assets and the Securitized Loans reasonably required for inclusion in any application or statement to be made in connection with the transactions contemplated by this Agreement, and Sellers represent and warrant that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.4             Notification of Certain Matters. Sellers shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to Sellers, (a) of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement or the Closing Agreements to be untrue or inaccurate in any material respect when made and as of the Closing Date, (b) that Sellers or Purchaser, as the case may be, are unable, and will be unable as of the Closing Date, to comply with or satisfy in all material respects any covenant or agreement to be complied with or satisfied by it hereunder or under this Agreement or the Closing Agreements, and (c) of the receipt of any notice or communication from any Person or Governmental Authority regarding the existence of any pending or threatened action that might reasonably be expected to have a Material Adverse Effect or alleging that any approval or consent is required in connection with the consummation of the transactions contemplated hereby.

Section 4.5             Cooperation in Obtaining Consents and Approvals. Sellers and Purchaser will each use their respective commercially reasonable efforts to take or cause to be taken all reasonable actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such action as Purchaser (in the case of the actions of Sellers) or Sellers (in the case of the actions by Purchaser) reasonably considers necessary, proper or advisable, in connection with obtaining Required Consents and making filings with all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement. Sellers and Purchaser each agree to cooperate in obtaining all consents and approvals from each Person from whom such consent or approval may be required in connection with the Closing of the transactions contemplated by this Agreement and the commencement of business operations by Purchaser as an SBLC. Notwithstanding the foregoing neither Sellers nor Purchaser shall be required to take or cause to be taken any action in respect of the foregoing if

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such action would result in additional liability accruing to such party, increase the costs expected to be incurred by such party, or otherwise have a detrimental effect on the economic benefit of the transactions contemplated hereby expected by such party, in each case by more than a deminimus amount, as determined by the party to be charged, acting reasonably.

Section 4.6             Further Assurances. Upon the terms and subject to the conditions hereof, each Party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, including, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other Persons as are necessary or desirable for the consummation of the transactions contemplated hereby and to fulfill the conditions to the consummation of the transactions contemplated hereby.

Section 4.7             Servicing of Loans; Maintenance of Minimum Net Worth.

(a)           Purchaser acknowledges the financial interest Sellers will retain in the Serviced Assets and the Loan Certificates after the Closing. Notwithstanding the assignment by Sellers of the Loan Servicing Rights to Purchaser, BLX (or another loan servicer approved by the SBA and Sellers) shall service the Serviced Assets after the Closing Date to preserve the economic value of the Serviced Assets after the Closing Date and Sellers shall retain all rights and interests of “Lender” under and as defined in the Subservicer Agreement with respect to Section 2.02(o) of the Subservicer Agreement. Purchaser and Sellers each acknowledge that BLX, as Subservicer, may exercise all unilateral servicing actions permitted under the Subservicer Agreement in accordance with SBA Rules and Regulations.

(b)           Purchaser shall use its commercially reasonable efforts to cause BLX to prepare and transmit to Sellers a monthly statement of the Collection Account, which statement shall be forwarded to Sellers no later than the fifth Business Day after the beginning of each month.

(c)           Purchaser shall use commercially reasonable efforts to cause BLX to provide to Sellers such information, and to perform such calculations, as Sellers may reasonably request in connection with Sellers’ preparation, filing and delivery of any documents, reports, filings, instruments, certificates and opinions pursuant to state and federal tax laws in connection with the Serviced Assets; provided, however, that Sellers shall remain obligated with respect to all Taxes relating to the Loans for which it is liable under applicable Law.

(d)           Purchaser shall use commercially reasonable efforts to cause BLX to prepare and file, at Seller’s expense, all reports relating to the Loans that are required to be filed under the Subservicer Agreement or applicable Law (including the USAP Report required from the auditors of BLX), except with respect to Tax matters, which are governed by Section 4.7(c), and Purchaser shall provide a copy of all such reports to Sellers promptly after receipt of such reports from BLX. Sellers shall promptly forward to Purchaser any notices they may receive from any Governmental Authority with respect to the Serviced Assets or such reporting obligations. Purchaser shall use commercially reasonable efforts to cause BLX to prepare and deliver to the Sellers and all other Persons entitled to receive such reports under the SBA Rules and Regulation, any Existing Multi-Party Agreement or any Pooling and Servicing Agreement,

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including, on a monthly basis all reports via electronic file currently provided to Sellers by BLX, each in accordance with Schedule 4.7(d) attached hereto and otherwise substantially in the form currently used by BLX for such reports.

(e)           In accordance with the SBA Rules and Regulations, Purchaser shall maintain at all times a minimum tangible net worth of at least $1,000,000.

Section 4.8             Bank Accounts. Prior to the Closing Date, Purchaser will open various bank accounts to facilitate its performance of certain duties as Servicer for the Serviced Assets and to comply with the Pooling and Servicing Agreements; provided that the withdrawal of funds from such accounts shall be subject to restrictions and conditions satisfactory to Sellers. To facilitate an orderly transfer of servicing responsibilities, the initial set of bank accounts shall reflect, at a minimum, accounts serving the purposes of the accounts listed on Schedule 4.8. On the Closing Date, for all bank accounts listed on Schedule 4.8, Sellers shall transfer or cause to be transferred all available funds from such bank accounts to the corresponding account of Purchaser. If any of such funds belong to any Seller in its capacity other than as Servicer under the Pooling and Servicing Agreements, then Purchaser shall promptly remit such funds to Sellers in accordance with the requirements of the documents or agreements under which Sellers’ rights to such funds arises. Notwithstanding the establishment of such accounts by Purchaser and the transfer of available funds to such accounts of Purchaser, all interest accrued on any funds deposited in such accounts of Purchaser shall be for the benefit of Seller and shall be promptly transferred to the Agent Reserve Account or such other account as Seller may from time to time specify.

Section 4.9             Servicer Expenses and Agent Reserve Account. Since Sellers will retain an unlimited financial interest in the Loan Assets and an unlimited financial interest in the Securitized Loans, the Parties agree to the following provisions, which shall be independent of and in addition to the provisions of Article 6.

(a)           Sellers jointly and severally agree to pay or reimburse Purchaser, to the extent not otherwise paid by BLX or from the proceeds of Collateral, for all Servicer Expenses incurred in connection with the Serviced Assets. At or prior to the Closing, Sellers shall deposit into a separate deposit account held in the name of Sellers (the “Agent Reserve Account”), a cash amount to be used by BLX for the purposes set forth in this Section 4.9. Sellers jointly and severally agree to make additional deposits during the period beginning on the Closing Date and continuing while any Loan remains outstanding and as required to maintain a minimum balance at all times in the Agent Reserve Account equal to the sum of (i) and (ii) below:

(i)            a minimum floor of $50,000; plus

(ii)           the full amount of any payment due to the SBA within 30 days relating to Purchaser’s receipt of binding and final (after appeal, if applicable) written notice from the SBA of a guarantee denial or repair with respect to any Loan that was not caused by acts taken by Purchaser after the Closing Date.

Section 4.10           Financial Statements. During the period when any Loans remain outstanding, Sellers shall provide to Purchaser, upon request, unaudited monthly financial

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statements (or quarterly statements in any instance in which monthly statements are not routinely prepared by Sellers) and annual financial statements including an accompanying audit report if one is delivered to Sellers, in each case presenting the financial condition and results of operations of Sellers on a separate company and consolidated group basis and prepared in accordance with GAAP.

Section 4.11           No Sale, Transfer, or Other Bids. Except as provided in Section 1.5, during the period from the Effective Date to the Closing Date, Sellers shall not sell, transfer, or otherwise dispose of or encumber, or authorize or permit any officer, director, employee, investment banker, attorney, accountant or other agent or representative to entertain, solicit or encourage any inquiries or the making of any proposal which may reasonably be expected to lead to any proposal for a purchase, sale, disposition, financing, or any similar transaction with respect to the SBLC License or the Loan Servicing Rights.

Section 4.12           Insurance. At all times after the Closing Date, Purchaser shall maintain an enforceable crime and errors and omissions insurance policy with a $100,000 maximum deductible and a minimum limit of $1,500,000 per occurrence.

Section 4.13           Amendments to Servicing Agreements. Purchaser may not, at any time (including after the Closing Date), terminate, amend, modify, supplement or change the Subservicer Agreement or any Pooling and Servicing Agreement without the prior written consent of Sellers and any purported amendment, modification, supplement or change made without such prior written consent shall be null and void and of no force or effect.

Section 4.14           Equity Contribution. Immediately after the Purchaser has obtained approval from the SBA for the acquisition of the SBLC License:

(a)           FirstCity BLC will contribute (i) $960,000 (or such other amount approved by the SBA), to the Purchaser in exchange for ninety-six percent (96%) of the common equity of Purchaser on a fully-diluted basis (subject to dilution by the issuance of stock options to management for 16% of the common equity of Purchaser, on a fully diluted basis), and (ii) $2,000,000 (or such other amount approved by the SBA) to the Purchaser in exchange for one-hundred percent (100%) of the preferred equity of Purchaser on a fully diluted basis, in each case of subclauses (i) and (ii) on terms and conditions satisfactory to Sellers. The parties agree that the preferred equity received by Purchaser will accrue dividends on the liquidation amount of the preferred equity at a variable rate equal to the Prime Rate +4%.

(b)           Sellers will contribute $40,000 in exchange for four percent (4%) of the common equity of Purchaser on a fully diluted basis (subject to dilution by the issuance of stock options to management for 16% of the common equity of Purchaser, on a fully diluted basis)

Section 4.15           Operational Advances. At all times after the Closing Date, FirstCity BLC shall provide to Purchaser up to $4,000,000 of working capital in the form of a capital note on terms and conditions satisfactory to Sellers and with an interest rate equal to the Prime Rate +3% to the extent not provided by any other financing obtained by the Purchaser.

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Section 4.16           FirstCity Corporate Overhead Expense. In the twelve month period following the Closing Date, the maximum amount of corporate overhead expenses charged by FirstCity to Purchaser shall not exceed $250,000, and FirstCity shall not (i) increase its corporate overhead charge to Purchaser by more than $100,000 in any period of twelve consecutive calendar months thereafter or (ii) during the period commencing on the Closing Date through and including the fifth (5th) anniversary of the Closing Date, require Purchaser or any of its subsidiaries to pay or accrue more than $500,000 in any  period of twelve consecutive calendar months in corporate overhead expense. During the period from the Effective Date through and including the Closing Date, corporate overhead expenses charged by FirstCity to the Purchaser and its subsidiaries shall not exceed $325,000 in the aggregate.

Section 4.17           Transportation Costs; Risk of Loss.

(a)           Seller hereby releases Purchaser from any and all liability for any loss, claim, damage, cost or expense (including, without limitation, attorneys’ fees) that may be incurred by Sellers, or any other Person, as a result of, or in connection with Purchaser allowing the files and documents evidencing or relating to the Loans (collectively, “Loan Files”) to be retrieved in accordance with the applicable servicing agreements.

(b)           All expenses in connection with transportation and delivery of the Loan Files will be the sole responsibility of Seller. From and after the Closing Date, Seller bears the risk of loss with respect to the Loan Files.

Section 4.18           Missing Documents.

(a)           Purchaser will not have any obligation to deliver to Seller any Loan Files (or part thereof) that are lost, missing or otherwise not in the possession of either the Purchaser or any Servicer. Without restricting or limiting the generality of the foregoing, Seller acknowledges and agrees that Purchaser will have no obligation to secure or obtain any assignment that predates the assignment of any Loan to Purchaser that is not contained in the Loan Files. Seller will have the sole responsibility for and expense of securing any intervening assignment that may be missing from the Loan Files from the appropriate source. The failure of either Purchaser or any Servicer to deliver any Loan Files (including, without limitation, any intervening assignments other than assignments to Purchaser), any other contents of the Loan Files that are lost, missing or otherwise not in the possession of either Purchaser or any Servicer, will not affect Seller’s obligations under this Agreement.

(b)           In the event that any note or other Loan Document is lost, missing or otherwise not in the possession of either Purchaser or any Servicer, Purchaser may elect either to provide an executed assignment and lost instrument affidavit to Seller or require Seller to execute the same on behalf of Purchaser pursuant to the limited power of attorney contained in the Security Agreement.

(c)           Seller will have the sole responsibility to obtain any of the Loan Documents in the possession of any attorneys, collection agencies or foreclosing trustees.

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(d)           Seller acknowledges that Purchaser might not have access to information from prior holders or servicers of a Loan (other than Servicers) and that Purchaser has not requested and will have no obligation to request any information not in the possession of either Purchaser or any Servicer from any prior holder or servicer of a Loan (other than any Servicer). Seller agrees that Purchaser will not be required pursuant to the terms of this Agreement (or otherwise) to request any information not in the possession of either Purchaser or any Servicer from any prior holder or servicer of a Loan (other than any Servicer).

Section 4.19           Use of Collateral Proceeds. Purchaser shall not use any of the Collateral or the proceeds thereof in violation of this Agreement or any Closing Agreement. Notwithstanding the foregoing, Purchaser shall not be responsible for nor shall Purchaser have any liability for any use of the Collateral or the proceeds thereof by BLX in violation of this Agreement or the Closing Agreements unless such use is at the direction of the Purchaser.

Section 4.20           Survival of Covenants. The covenants of Purchaser and Seller under this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

Section 4.21           FirstCity BLC Financial Obligations. FirstCity shall cause FirstCity BLC to meet its financial obligations under Sections 4.1, 4.14 and 4.15 of this Agreement.

Article 5

CONDITIONS TO CLOSING

Section 5.1             Conditions to the Obligations of Purchaser and Sellers to Close. The obligations of the Parties hereto to effect the Closing are subject to the satisfaction (or waiver by all Parties) prior to the Closing of the following conditions:

(a)           No Injunctions. No court or Governmental Authority of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and enjoins, restrains or prohibits this Agreement or the consummation of any of the material transactions contemplated hereby.

(b)           No Pending or Threatened Actions. There shall not be pending or threatened any Action initiated by a Person other than Parties or their respective Affiliates seeking to enjoin or restrain consummation of the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(c)           Consents. Each of the Required Consents shall have been received by Sellers and each of the consents and approvals set forth on Schedule 3.3 shall have been received by Purchaser, as applicable, and each shall be in form and substance reasonably satisfactory to Purchaser and Sellers.

(d)           Senior Financing. FirstCity shall have arranged for Purchaser to have available a warehouse financing facility, approved by the SBA, from a lender (the “Senior Lender”); provided that Purchaser and such Senior Lender shall enter into an intercreditor agreement that

ASSET PURCHASE AGREEMENT – PAGE 13

will (i) preserve, as first priority liens, the liens granted pursuant to the Security Agreement, (ii) permit payment and performance obligations of Purchaser with respect to the Collateral and the Secured Note on a senior basis with a priority ahead of any obligation of Purchaser under such facility, and (iii) will otherwise contain terms and conditions reasonably satisfactory to the Purchaser.

Section 5.2             Conditions to the Obligation of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) prior to the Closing of the following further conditions:

(a)           Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except that the financial statements referred to in Section 2.7 shall have been updated through the end of the month prior to the Closing Date. Sellers shall each have delivered to Purchaser a certificate signed by a duly authorized officer of Sellers familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth in this Section 5.2(a).

(b)           Covenants. The covenants and agreements of Sellers to be performed on or prior to the Closing pursuant to this Agreement and the Closing Agreements shall have been duly performed in all material respects, and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Sellers familiar with the transactions contemplated by this Agreement.

(c)           Proceedings, Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken by Sellers in connection with the transactions contemplated by this Agreement, and all documents incident thereto, including the Closing Agreements, shall be reasonably satisfactory in form and substance to Purchaser and Purchaser’s counsel, and Sellers shall have made available to Purchaser for examination the originals or true and correct copies of all documents which Purchaser may reasonably request in connection with the transactions contemplated by this Agreement and the Closing Agreements. At Closing, Sellers shall deliver a copy of the resolutions of their respective boards of directors and, if required, their respective equityholders authorizing the transactions contemplated by this Agreement and the Closing Agreements.

(d)           Assignment of Transferred Assets. Sellers shall have executed and delivered to Purchaser the Closing Agreements, including the Transfer and Assignment Documents and any other assignments, endorsements, agreements or documents as required herein to vest ownership of the Transferred Assets in Purchaser, including without limitation the Multi-Party Agreement, and, subject to receipt by Sellers of the Purchase Price, delivered to Purchaser any physical document representing the SBLC License.

(e)           Agent Reserve Account. The Agent Reserve Account shall have been funded in accordance with the requirements of Section 4.9.

(f)            SBA Approval. Purchaser shall have received approval from the SBA for the acquisition of the SBLC License.

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(g)           Other Deliveries. Purchaser shall have received such other documents, agreements, instruments and other items as Purchaser may reasonably request consistent with Sellers’ obligations under this Agreement.

Section 5.3             Conditions to the Obligation of Sellers to Close. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver by Sellers) prior to the Closing of the following further conditions:

(a)           Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of the Closing Date. Purchaser shall have delivered to the Seller a certificate signed by a duly authorized officer of Purchaser familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth in this Section 5.3(a).

(b)           Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects, and Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser familiar with the transactions contemplated by this Agreement.

(c)           Proceedings, Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken by Purchaser in connection with the transactions contemplated by this Agreement, and all documents incident thereto, including the Closing Agreements, shall be reasonably satisfactory in form and substance to Sellers and Sellers’ counsel, and Purchaser shall have made available to Sellers for examination the originals or true and correct copies of all documents which Sellers may reasonably request in connection with the transactions contemplated by this Agreement and the Closing Agreements. At Closing, Purchaser shall deliver a copy of the resolutions of their respective boards of directors and if required, their respective equityholders authorizing the transactions contemplated by this Agreement and the Closing Agreements.

(d)           Closing Agreements. Purchaser shall have executed and delivered to Sellers the Closing Agreements to which it is a party including the Secured Note and the Security Agreement.

(e)           Purchase Price. Purchaser shall have delivered the cash portion of the Purchase Price to the Sellers pursuant to Section 1.4, and Purchaser shall have issued to Sellers equity interests in Purchaser pursuant to Section 1.4.

(f)            Purchaser Net Worth. The Sellers shall have received from Purchaser evidence reasonably satisfactory to Sellers, that the tangible net worth of Purchaser is equal to or greater than the amount required by the SBA as of the Closing Date.

(g)           Shareholder Agreement. Purchaser, Sellers and Messrs. Bell and Smith will have executed and delivered a Shareholder Agreement in form and substance acceptable to Sellers.

(h)           Purchaser Options. Purchaser will have granted to Messrs. Bell and Smith options to purchase common equity of Purchaser sufficient to allow Messrs. Bell and Smith to

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collectively own up to sixteen percent (16%) of the common equity of Purchaser, on a fully diluted basis, as of the end of the term of the Management Agreement.

(i)            Management Agreement. Messrs. Bell and Smith will have executed a management agreement with Purchaser in a form acceptable to Sellers (the “Management Agreement”).

(j)            Other Deliveries. The Sellers shall have received such other documents, agreements, and instruments, and other items as the Seller may reasonably request consistent with Purchaser’s obligations under this Agreement.

Article 6

INDEMNIFICATION

Section 6.1             Survival of Representations and Warranties. Except for representations and warranties relating to the Serviced Assets, the representations and warranties contained in Article 2 and Article 3, in any Closing Agreement or in any instrument delivered in connection herewith shall survive for 24 months following the Closing Date, after which such representations or warranties shall terminate and not have any force or effect and shall not constitute the basis for any further claim in contract, tort or otherwise by Purchaser against Sellers or by Sellers against Purchaser. Representations and warranties relating to the Serviced Assets shall, with respect to each Loan, survive for 24 months following the payment in full or final liquidation and settlement of such Serviced Asset with the SBA.

Section 6.2             Indemnification by Sellers. Sellers shall jointly and severally indemnify and hold harmless Purchaser and its Affiliates and their respective partners, officers, directors, employees and agents from and against any damage, claim, liability, deficiency, loss, cost or expense (including reasonable attorneys’ fees) (“Damages”) that any of them actually suffer, incur or sustain resulting from (whether or not arising out of third party claims): (i) Purchaser’s servicing of the Serviced Assets (except for Damages caused by any act or omission of Purchaser constituting a breach of any representations and warranties or any covenant of Purchaser under this Agreement or any Closing Agreement), (ii) any breach of any representation or warranty made by any Seller in this Agreement, (iii) any breach of any covenant to be performed by any Seller pursuant to this Agreement and (iv) any act or omission to act by any Seller or any of their agents, including BLX, or any other Person acting or purporting to act on their behalf with respect to the Serviced Assets. The indemnification provided by this Article 6 shall be independent of and in addition to the provisions set forth in Section 4.9, and Purchaser shall not be required to proceed under the provisions of this Article 6 in any instance where the provisions of Section 4.9 create additional rights and obligations among the Parties, even if the facts giving rise to such rights and obligations also give rise to rights or obligations of the Parties under this Article 6. Any amount paid or reimbursed to Purchaser pursuant to Section 4.9 shall not also be recovered pursuant to this Article 6.

Section 6.3             Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Sellers and each of their Affiliates and respective partners, officers, directors, employees and agents from and against any Damages that any of them actually suffer, incur or

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sustain resulting from (whether or not arising out of third party claims): (i) any breach of any representation or warranty made by Purchaser in this Agreement and (ii) any breach of any covenant to be performed by Purchaser pursuant to this Agreement.

Section 6.4             Notification. Each Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of the existence of any claim, demand or other matter to which the Indemnifying Party’s indemnification obligations would apply and shall give the Indemnifying Party reasonable opportunity to then defend the same at its own expense and with counsel of the Indemnifying Party’s selection; provided, that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnifying Party shall, within a reasonable time after this notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising its good faith business judgment) the claim or other matter on behalf, for the account and at the risk of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request at no cost to the Indemnified Party.

Section 6.5             Limitation of Indemnification. Any claim brought under Section 6.2 or Section 6.3 is subject in each case to the following limitations and restrictions:

A claim for breach of a representation or warranty under Section 6.2(i) or Section 6.3 may not be asserted at any time after the end of the survival period for such representation or warranty as set forth in Section 6.1.

Damages will be payable only if and at such time as the aggregate amount of all Damages exceeds $10,000 (the “Basket”) at which time the Indemnifying Party shall pay the Indemnified Party the entire aggregate amount of all Damages. In determining the aggregate amount of Damages suffered by Sellers, such amount shall be determined as to the Sellers collectively as a whole without duplication and not individually. For the avoidance of doubt, if ASBA and NCS each suffered Damages of $6,000 that were not duplicative ($12,000 in the aggregate), the Basket would be exceeded even though neither Seller suffered Damages in excess of the Basket individually.

Damages shall be reduced by the amount of any insurance proceeds (net of expenses of collection) actually received in connection with such Damages. Each Indemnified Party will exercise its commercially reasonable efforts to collect insurance proceeds under applicable insurance policies that are then in force if and to the extent that such Damages relates to an event covered by such insurance policies and if the Indemnified Party shall receive any insurance proceeds after payment of any Damages by the Indemnifying Party, the Indemnified Party shall pay to the Indemnifying Party the lesser of the amount of insurance proceeds (net of expenses of collection) and the amount actually paid by the Indemnifying Party to the Indemnified Party in respect of such Damages.

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Article 7

CONFIDENTIALITY AND PUBLICITY

Section 7.1             Confidentiality.

(a)           Sellers shall keep strictly confidential the terms of this Agreement and any and all information about (i) Purchaser or Purchaser’s Affiliates provided to any of Sellers or their Affiliates, agents or representatives in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, and (ii) information relating to the Transferred Assets, and each Seller has instructed its respective officers, employees, agents and other representatives having access to such information of such obligation of confidentiality.

(b)           Purchaser shall keep strictly confidential the terms of this Agreement and any business and financial information about Sellers (other than information specifically relating to the Transferred Assets) provided to Purchaser in connection with this Agreement, and Purchaser has instructed its respective officers, employees, agents and other representatives having access to such information of such obligation of confidentiality.

(c)           The obligations of confidentiality set forth in this Section 7.1 shall not apply to information (i) disclosed to each Party’s counsel or independent auditors or other advisors, or to Purchaser’s prospective lenders, investors or partners in connection with the transactions contemplated hereby, (ii) requested to be disclosed by any Governmental Authority or required to be disclosed by Law or administrative proceeding, or required to be disclosed under any state or federal securities laws or in filings made by the Parties in connection with the foregoing, (iii) for which a Party has received a subpoena or similar demand (provided that such Party shall to the extent permitted by applicable Law first, as promptly as practicable upon receipt of such demand, furnish a copy to the other Party), (iv) generally available to the public or in the possession of the receiving Party before its disclosure under this Agreement, (v) disclosed by a Party in connection with a proceeding to enforce its rights against the other Party for a breach arising under this Agreement, (vi) that is necessary to effectuate the transfer of the Transferred Assets to Purchaser or to enforce the rights of Purchaser under this Agreement or the Closing Agreements, or (vii) that is necessary in connection with Purchaser investor and partner requirements.

Section 7.2             Publicity. Except as otherwise required by applicable laws or regulations, prior to the Closing Date, neither Party shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other Party to the contents and the manner of presentation and publication thereof.

Section 7.3             Survival. The provisions of this Article 7 shall survive the termination of this Agreement.

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Article 8

GENERAL PROVISIONS

Section 8.1             Termination of Agreement. This Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the Parties, (ii) by Sellers upon any breach of this Agreement by Purchaser at any time or if the Closing shall not have occurred by the Termination Date, for any reason other than a breach of this Agreement by Sellers or (iii) by Purchaser upon any breach of this Agreement by Sellers at any time or if the Closing shall not have occurred by the Termination Date, for any reason other than a breach of this Agreement by Purchaser. Except as otherwise expressly provided in this Section 8.1 and any provisions of this Agreement which by their express terms survive the termination of this Agreement, neither Party shall have any liability to the other hereunder of any nature, including any liability for damages, as a result of a termination of this Agreement.

Section 8.2             Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by fax, as follows:

Sellers:

                NCS I LLC
5221 N. O’Connor Boulevard
Suite 700
Irving, TX  75201
Attention: Jon Pettee
Fax:  972-532-4380

Purchaser:

                American Business Lending, Inc.
c/o FirstCity Financial Corporation
Attn: Legal Dept
6400 Imperial Drive (for courier delivery)
Waco, TX  76712

P.O. Box 8216 (for mail delivery)
Waco, TX 76714-8216
Fax:  254-761-2953

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the

ASSET PURCHASE AGREEMENT – PAGE 19

beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by fax shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 8.3             GOVERNING LAW. THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER SAME TO THE LAWS OF ANOTHER JURISDICTION), EXCEPT TO THE EXTENT THAT SAME ARE MANDATORILY SUBJECT TO THE LAWS OF ANOTHER JURISDICTION PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION. THE PARTIES HERETO AGREE THAT VENUE AND JURISDICTION REGARDING ANY ACTION HEREUNDER SHALL BE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN DALLAS, TEXAS.

Section 8.4             Entire Agreement; Amendments and Waivers. This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.5             Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. No Party to this Agreement may assign its rights hereunder without the written consent of the other Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. Any Person into which the Purchaser may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Purchaser shall be a party, or any Person succeeding to all or substantially all of the business of the Purchaser, shall be an established mortgage loan servicing institution and shall be an approved SBA guaranteed lender in good standing, operating pursuant to an effective Loan Guaranty Agreement, and shall be the successor of the Purchaser, hereunder, without the execution or filing of any paper or any further act on the part of any of the Parties hereto, anything herein to the contrary notwithstanding except as may be otherwise required by the SBA Rules and Regulations and the Closing Agreements. The Purchaser shall send notice of any such merger or consolidation to the Sellers.

Section 8.6             Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by

ASSET PURCHASE AGREEMENT – PAGE 20

decree of a court of last resort, the Parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 8.7             Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

Section 8.8             Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.9             Expenses. Sellers and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, except that Sellers shall be solely responsible for and shall pay all third-party, out-of-pocket filing and recordation fees related to the filing and recordation of the Transfer and Assignment Documents.

Section 8.10           Additional Rules. Unless the context shall require otherwise:  (1) any references herein to a “Section,” “Article”, “Schedule” or “Exhibit” means the applicable section, article, schedule or exhibit of or to this Agreement; (2) words importing the singular number or plural number shall include the plural number and singular number, respectively; (3) words importing the masculine gender shall include the feminine and neuter genders, and vice versa; (4) reference to “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (5) reference in this Agreement to “herein,” “hereof” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement; and (6) reference to “and” and “or” shall be deemed to mean “and/or.”

Article 9

CERTAIN DEFINITIONS

Section 9.1             Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Action” or “Actions” means any claims, actions, suits, proceedings and investigations, whether at law, in equity or in admiralty or before any court, arbitrator, arbitration panel or Governmental Authority.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the States of New York or Texas are authorized or obligated by Law or executive order to be closed.

ASSET PURCHASE AGREEMENT – PAGE 21

“Closing Agreements” means, collectively, this Agreement, the Secured Note, the Security Agreement, the Transfer and Assignment Documents, the Multi-Party Agreement the Loan Servicing Assignment and all other assignments and agreements among the Parties required to be delivered at or prior to the Closing pursuant to the terms of this Agreement.

“Collateral” means the collateral now or hereafter securing the unguaranteed portions of the Transferred Loans.

“Collection Account” means a deposit account established and maintained by the Purchaser into which all borrower payments on all loans are deposited and from which all disbursements of such funds are made.

“Existing Multi-Party Agreement” has the meaning assigned to the term “Multi-Party Agreement” in the Pooling and Servicing Agreements.

“Foreclosed Properties” has the meaning assigned to such term in the Pooling and Servicing Agreements.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any government, state, province or other political subdivision thereof, and any entity exercising regulatory or administrative functions of such governments.

“Law” means any federal, state, local or other law or treaty or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Lien” or “Liens” means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

“Loan Documents” means the documents evidencing the Transferred Loans and more particularly described on the attached Schedule 2.8.

“Loan Guaranty Agreement” means collectively, one or more Loan Guaranty Agreements (Deferred Participation) (SBA Form 750), between the SBA and the Servicer, as such agreements may be amended, supplemented or replaced from time to time, or such Loan Guaranty Agreement as applicable to a successor to the Servicer, as the case may be.

“Loan Obligors” means, collectively, the obligors on the Transferred Loans.

“Loan Portfolio Value” means the book value of the Loan Servicing Rights and the Loan Assets as of the Closing Date as determined by mutual agreement of the Parties.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (direct or indirect) that is materially adverse to the business, operations, properties, condition (financial or otherwise), assets, prospects, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of the Transferred Assets or that reasonably could be expected to affect the validity or enforceability of this Agreement or the Closing

ASSET PURCHASE AGREEMENT – PAGE 22

Agreements. None of the following shall be deemed by itself or by themselves to constitute a Material Adverse Effect: (a) matters disclosed on the Schedules; (b) conditions affecting the industry in which Sellers operate; or (c) the United States economy or United States financial markets.

“Multi-Party Agreement” means that certain Multi-Party Agreement among Purchaser, Seller,, Colson Services Corp. and the United States Small Business Administration on terms and conditions satisfactory to each Person a party thereto.

“Parties” means, together, Sellers and Purchaser and their respective permitted successors and assignees, and each individually, a “Party”.

“Person” means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or Governmental Authority.

“Prime Rate” means the interest rate announced by JPMorgan Chase Bank, N.A. from time to time as its prime rate.

“Purchaser Pre-Operational Budget” means the budget for the Purchaser for the period beginning on the Effective Date and ending on the Closing Date, as mutually agreed by the Parties.

“Required Consents” has the meaning set forth in Section 2.3, as same are listed on Schedule 2.3.

“SBA Rules and Regulations” means The Small Business Act, as amended, codified at 15 U.S.C. 631, et seq., the Loan Guaranty Agreement, all legislation or other legal authority building on the SBA, all rules and regulations promulgated from time to time thereunder, all SBA Forms 1086 relating to the Loans, and all SBA Standard Operating Procedures and all official notices, all as from time to time in effect.

“SBA 7(a) Loan” means an SBA Loan originated pursuant to Section 7(a) of the SBA Rules and Regulations. For purposes of this Agreement, references to SBA 7(a) Loans are equivalent to references to Loans.

“SBA Loan” has the meaning assigned to such term in the Pooling and Servicing Agreements.

“Serviced Assets” means the assets serviced pursuant to the Pooling and Servicing Agreement and the Subservicer Agreement, including, the Transferred Loans and the Securitized Loans.

“Servicer” has the meaning assigned to such term in the Pooling and Servicing Agreements.

“Servicer Expenses” means (i) all reasonable and customary out of pocket costs and expenses paid or incurred in connection with owning, servicing, administering, collecting,

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managing and liquidating the Serviced Assets, including the items defined as “Servicer Advances” in the Pooling and Servicing Agreements and the items set forth in Section 3.03 of the Subservicer Agreement, (ii)  all costs related to the transfer and delivery of files and electronic data with respect to the Serviced Assets, and (iii) all amounts required to be paid to any Person as a result of the denial or repair or any SBA guarantee with respect to the Loans, other than denials or repairs caused by acts or omissions of  Purchaser, any of its Affiliates or permitted successors or assigns after the Closing Date; provided, however, that Servicer Expenses shall not include internal fixed overhead costs of Purchaser such as computers and telephone systems, office space, supplies and employee salaries, all of which shall be borne solely by Purchaser.

“Servicing Fees” has the meaning assigned to such term in the Pooling and Servicing Agreements.

“Stated Amount” means the stated principal amount of the promissory notes evidencing the Transferred Loans outstanding on the Closing Date plus an amount agreed upon by the Parties with respect to the other Transferred Assets (other than the SBLC License).

“Tax” or “Taxes” means any federal, state, local or foreign tax of any kind whatsoever, including penalties, additions to tax, and interest attributable thereto (together with any interest on any such interest, penalties and additions to tax).

“Termination Date” means the earlier of (a) September 30, 2006, and (b) the date Purchaser receives written notice from the SBA of the rejection of its application for approval as an SBA lender; unless Purchaser’s application to become an SBA lender has not been approved or rejected by September 30, 2006, in which event Purchaser may, with the written consent and agreement of the Seller (which consent or agreement may be granted or withheld or made subject to one or more conditions, in each case, at the sole discretion of Seller), extend the Termination Date to a mutually agreed upon by the Purchaser and Seller.

Section 9.2             Additional Definitions. The following terms have the meanings specified elsewhere in this Agreement as follows:

“Agent Reserve Account”	Section 4.9(a)
“Agreement”	Preamble
“ASBA”	Preamble
“Loan Servicing Assignment”	Section 1.3
“Basket”	Section 6.5(b)
“BLX”	Section 1.3
“Closing”	Section 1.8
“Closing Date”	Section 1.8
“Damages”	Section 6.2
“Effective Date”	Preamble
“FirstCity”	Preamble
“FirstCity BLC”	Preamble
“Indemnified Party”	Section 6.4
“Indemnifying Party”	Section 6.4

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“Interim Financial Statements”	Section 2.7
“License Assignment”	Section 1.3
“Loan” and “Loans”	Section 2.8
“Loan Assets”	Section 1.1
“Loan Assets Assignment”	Section 1.3
“Loan Certificates”	Section 1.1
“Loan Schedule”	Section 2.8
“Loan Servicing Assignment”	Section 1.3
“Loan Servicing Rights”	Section 1.2
“NCS”	Preamble
“Notice”	Section 8.2
“Pooling and Servicing Agreements”	Section 1.2
“Pre-Operational Period
Termination Payment”	Section 4.1
“Purchase Price”	Section 1.4
“Purchaser”	Preamble
“Required Consents”	Section 2.3
“SBA”	Recitals
“SBLC”	Recitals
“SBLC License”	Recitals
“Secured Note”	Section 1.4
“Security Agreement”	Section 1.7
“Sellers” or “Seller”	Preamble
“Securitized Loans”	Section 1.2
“Servicer Reserve Account”	Section 4.8(a)
“Subservicer Agreement”	Section 1.3
“Subservicer Assignment”	Section 1.3
“Transfer and Assignment Documents:	Section 1.3
“Transferred Assets”	Section 1.3
“Transferred Loans”	Section 1.1
“Working Capital Loans”	Section 4.1

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IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date and year first above written.

SELLERS:

NCS I, LLC

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

AMRESCO SBA HOLDINGS, INC.

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

PURCHASER:

AMERICAN BUSINESS LENDING, INC.

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

FIRSTCITY BLC:

FIRSTCITY BUSINESS LENDING CORPORATION

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

ASSET PURCHASE AGREEMENT – PAGE 26

FIRSTCITY:

FIRSTCITY FINANCIAL CORPORATION

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

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LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 1.4	Form of Secured Note

Exhibit 1.7(a)	Form of Security Agreement

Exhibit 2.7	Financial Statements of Seller

Exhibit 4.1	Pre-Operational Budget

SCHEDULES

Schedule 1.1(a)	Transferred Loans

Schedule 1.1(b)	Loan Certificates

Schedule 1.2(b)	Pooling and Servicing Agreements

Schedule 2.3	Required Consents

Schedule 2.8	Loan Schedule

Schedule 3.3	Consents and Approvals

Schedule 4.7(d)	BLX Servicing Reports

Schedule 4.8	Bank Accounts

Pursuant to Item 601(b) (2) of Regulation S-K, the actual schedules and exhibits to this Asset Purchase Agreement are not being filed herewith. The Registrant agrees to furnish supplementally a copy of any of these schedules and exhibits to the Commission upon request.

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